UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 12 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                              Commission File Number:  1-5406
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                          HOUGHTON MIFFLIN COMPANY
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           (Exact name of registrant as specified in its charter)


    222 Berkeley Street, Boston, Massachusetts 02116-3764 (617) 351-5000
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            (Address, including zip code, and telephone number,
                    including area code, of registrant's
                        principal executive offices)


          Common Stock, par value $1.00 per share, and associated
                      Preferred Stock Purchase Rights
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          (Title of each class of securities covered by this Form)


                                    None
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                 (Titles of all other classes of securities
                      for which a duty to file reports
                   under section 13(a) or 15(d) remains)


Please place an in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [X]                Rule 12h-3(b)(1)(i)        [X]
Rule 12g-4(a)(1)(i)     [_]                Rule 12h-3(b)(1)(ii)       [_]
Rule 12g-4(a)(2)(i)     [_]                Rule 12h-3(b)(2)(i)        [_]
Rule 12g-4(a)(2)(ii)    [_]                Rule 12h-3(b)(2)(ii)       [_]
                                           Rule 15d-6                 [_]

Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $1.00 per share                          1
         Preferred Stock Purchase Rights                               None


Pursuant to the requirements of the Securities Exchange Act of 1934, Houghton Mifflin Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  August 2, 2001

                                 By:  /s/ Paul D. Weaver
                                        --------------------------------------
                                        Name: Paul D. Weaver
                                        Title: Senior Vice President, Clerk,
                                               Secretary and General Counsel